Exhibit 99.1

Heidrick & Struggles Media Contact:
Nina Chang
nchang@heidrick.com

Heidrick & Struggles Appoints Stacey Rauch to Board of Directors

CHICAGO, January 29, 2019 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced Stacey Rauch has been appointed to its Board of Directors as an independent director and will serve on its Audit and Finance Committee, effective February 1, 2019.

Rauch is a Director (Senior Partner) Emeritus of McKinsey & Company where she served clients in the United States and internationally for 24 years. She retired from McKinsey & Company in September 2010 and has since pursued a portfolio career. Ms. Rauch was a leader in the firm’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice and acted as the Global Retail Practice Convener. She also was the first woman to be appointed as an industry practice leader and co-founded the New Jersey office.

“We are delighted to welcome Stacey to our Board of Directors,” said Krishnan Rajagopalan, President and CEO, Heidrick & Struggles. “As we introduce new data-driven, tech-enabled platforms and offer an expanded range of executive talent and human capital solutions, Stacey’s strategic leadership and consulting expertise, coupled with her deep experience as an international business leader, will add important new perspectives and diverse insights to our board.”

“Heidrick & Struggles is on an exciting transformation journey,” said Rauch. “I look forward to working with the board as the firm continues to further enhance its digital capabilities and help their clients accelerate their performance.”

Rauch also is Chairman of the Board of Fiesta Restaurant Group Inc. and serves on the board of Ascena Retail Group Inc. In addition, she is a non-executive director of Land Securities Group PLC. She previously served as a director of CEB Inc., ANN Inc. and Tops Holding Corporation.

With the addition of Rauch, seven members of Heidrick & Struggles’ nine-person Board meet the standards of independence under the company’s Corporate Governance Guidelines and Nasdaq Rules.

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

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